Exhibit 99.1

September 22, 2006

Dear Shareholders:

We determined, after hours of thought and discussion, that it is in the best interest of our shareholders for us to negotiate a revised merger agreement with Cadence Financial Corporation. We have done so and this makes it necessary to cancel the shareholders’ meeting previously scheduled for Tuesday, September 26, 2006 at 10:00 am.

Subject to shareholder approval, Cadence has offered, after hard negotiation on our part, to pay you $15.00 per share, all in cash, for your stock.

We understand that the decision by Cadence to require a reduction in the consideration is due primarily to what it perceives as credit quality issues arising in Seasons’ loan portfolio, among other reasons. In addition, it perceived a softening of the real estate market in our trade area. These issues were identified by Cadence following changes in the senior management team at Seasons.

While the Board of Directors of Seasons does not fully agree with the conclusions reached by Cadence, the Board believes that Seasons’ shareholders are better served by agreeing to this new price than by following any alternative courses of action.

You will be receiving additional information from us including the date for the rescheduled shareholders meeting. Thank you for being an important part of Seasons Bank.

Sincerely,

William L. Sutton	Robert M. Thomas, Jr.
Chief Executive Officer	Chairman of the Board
Seasons Bancshares, Inc.	Seasons Bancshares, Inc.

In connection with the merger and the required stockholder approval, Seasons will file with the SEC a proxy statement which will be mailed to you. You are urged to read the proxy statement and other relevant materials when they become available as they will contain important information about the merger. You will be able to obtain a free copy of such filings at SEC’s internet site (http://www.sec.gov). Copies of such filings can also be obtained, without charge, by directing a request to Seasons Bancshares, Inc., 336 Blue Ridge Street, Blairsville, Georgia 30514. Seasons and its officers and directors may be deemed to have participated in the solicitation of proxies from Season’s stockholders in favor of the approval of the merger. Information concerning Seasons’ directors and executive officers is set forth in the publicly filed documents of Seasons. You may obtain more detailed information regarding the direct and indirect interests of Seasons and its directors and executive officers in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.